Exhibit 4.3

FIRST AMENDMENT AND JOINDER TO GUARANTEE

THIS FIRST AMENDMENT AND JOINDER TO GUARANTEE (this “Amendment”), dated as of September 30, 2012, amends and modifies that certain GUARANTEE, dated as of April 27, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), by TW NY Cable Holding Inc., a Delaware corporation (“TWNY”), and Time Warner Entertainment Company, L.P., a Delaware limited partnership (“TWE”), in favor of Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) parties to the Five-Year Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of April 27, 2012, among Time Warner Cable Inc., a Delaware corporation (the “Borrower”), the Lenders, the Co-Syndication Agents parties thereto, the Co-Documentation Agents parties thereto and the Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Guarantee.

W I T N E S S E T H:

WHEREAS, the Borrower has completed an internal corporate reorganization that includes the consummation of a merger of TWE with and into Time Warner Cable Enterprises LLC, a Delaware limited liability company and wholly-owned subsidiary of the Borrower (“TWCE”), with TWCE as the surviving Person (the “Merger”);

WHEREAS, as a result of the Merger, TWCE has succeeded to all of the rights and obligations of TWE as a Guarantor under the Guarantee;

WHEREAS, as contemplated by the definition of “Guarantors” in the Credit Agreement, the Borrower has elected to add Time Warner Cable Internet Holdings II LLC, a Delaware limited liability company (“TWC Internet Holdings II”) as a Guarantor under the Guarantee; and

WHEREAS, the parties hereto have agreed to modify the Guarantee to evidence (i) TWCE’s succession to, and assumption of, all of the rights and obligations of TWE as a Guarantor under the Guarantee and (ii) TWC Internet Holdings II’s agreement to become a party to the Guarantee and its assumption of all of the rights and obligations of a Guarantor thereunder.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises contained herein, the parties hereto hereby agree as follows:

SECTION I

AMENDMENT AND JOINDER

1.1.    Amendment to the Guarantee.

(a) The preamble to the Guarantee is hereby amended by deleting the phrase “Time Warner Entertainment Company, L.P., a Delaware limited partnership (“TWE”)” and replacing it with the following:

“Time Warner Cable Enterprises LLC, a Delaware limited liability company (“TWCE”), as successor by merger to Time Warner Entertainment Company, L.P”

1.2.    Joinder to the Guarantee.  TWC Internet Holdings II hereby acknowledges, agrees and confirms that, by its execution of this Amendment, TWC Internet Holdings II shall be a Guarantor under the Guarantee and for purposes of the other Loan Documents and expressly assumes and accepts all of the rights and obligations of a Guarantor under the Guarantee as if had executed the Guarantee. TWC Internet Holdings II hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Guarantee.

SECTION II

MISCELLANEOUS

2.1.    Conditions to Effectiveness of Amendment.  This Amendment shall become effective as of the date first set forth above upon receipt by the Administrative Agent of counterparts of this Amendment duly executed and delivered by (i) TWNY, (ii) TWCE, (iii) TWC Internet Holdings II, and (iv) the Administrative Agent.

2.2.    Representations and Warranties.  Each of TWCE and TWC Internet Holdings II hereby represents and warrants to the Administrative Agent and each Lender that, as of the date hereof and after giving effect to this Amendment, the representations and warranties set forth in Article III of the Credit Agreement (other than those set forth in Sections 3.04(c), 3.06, 3.09 and 3.10, as to which no representation or warranty is made) as they relate to TWCE and TWC Internet Holdings II, as the case may be, are true and correct in all material respects.

2.3.    Effect.  Except as expressly amended or modified hereby, all of the representations, warranties, terms, covenants and conditions of the Credit Documents shall remain unamended, unmodified and not waived and shall continue to be in full force and effect. This Amendment shall not constitute an amendment of any provision of the Guarantee not expressly referred to herein or any other Credit Documents and shall not be construed as a waiver or consent to any further or future action on the part of the Borrower or any Guarantor that would require a waiver or consent of the Lenders or the Administrative Agent. Except as expressly amended hereby, the provisions of the Guarantee are and shall remain in full force and effect. On and after the effectiveness of this Amendment, each reference in the Guarantee to “this Guarantee”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Guarantee, and each reference in the other Credit Documents to the “Guarantee”, “thereunder”, “thereof”, or words of like import referring to the Guarantee shall mean and be a reference to the Guarantee after giving effect to this Amendment.

2.4.    Consent of TWNY.  TWNY hereby consents to this Amendment, and to the amendments and modifications to the Guarantee pursuant hereto and acknowledges the effectiveness and continuing validity of its obligations under or with respect to the Guarantee, and its liability for the Obligations, pursuant to the terms thereof and that such obligations are without defense, setoff and counterclaim.

2.5.    Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile or electronic mail transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

2.6.    Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

2.7.    Integration.  This Amendment and the other Credit Documents represent the agreement of each Guarantor with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Guarantor, the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Credit Documents.

2.8.    GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

TW NY CABLE HOLDING INC.,

By:	/s/ Irene M. Esteves
	Name:	Irene M. Esteves
	Title:	Executive Vice President and Chief Financial Officer

TIME WARNER CABLE ENTERPRISES LLC

By:	/s/ Irene M. Esteves
	Name:	Irene M. Esteves
	Title:	Executive Vice President and Chief Financial Officer

TIME WARNER CABLE INTERNET HOLDINGS II LLC

By:	/s/ Irene M. Esteves
	Name:	Irene M. Esteves
	Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO FIRST AMENDMENT AND JOINDER TO GUARANTEE]

CITIBANK, N.A., as Administrative Agent

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT AND JOINDER TO GUARANTEE]